EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of July 21, 2014, by and between IntraLinks Holdings, Inc., a Delaware corporation with its principal place of business at New York, New York (hereinafter referred to as the “Company”), and Aditya Joshi, residing at XXXXXXXXXXXXXX (hereinafter referred to as “Executive”).

WHEREAS, the Company desires to employ Executive as EVP, Products, subject to the terms and conditions of this agreement (this “Agreement”).

NOW, THEREFORE, in consideration of the promises and covenants herein, the parties agree as follows:

1.    Employment

Executive accepts employment with the Company and agrees to commence employment on or before August 8, 2014 (the “Effective Date”) in accordance with the terms and conditions of this Agreement. Executive is and will be an employee at will, which means that either Executive or the Company may terminate the employment relationship at any time, with or without “Cause,” as defined below, or notice, subject to the provisions of Sections 4 and 5 of this Agreement.

2.    Duties

2.1     Executive shall, during the term of his employment with the Company, perform the duties of EVP, Products and shall perform such other duties as shall be specified and designated from time to time by the Chief Executive Officer (the “CEO”) or his successor or designee. Executive shall devote his full business time and effort to the performance of his duties hereunder. Executive shall report to the CEO or such other senior officer of the Company (without resulting in substantial diminution of Executive’s duties) as the CEO or the Company’s board of directors (the “Board of Directors”) shall designate from time to time. Notwithstanding the foregoing, Executive may engage in or serve such civic, community, charitable, educational, religious or non-profit organizations and boards as he may select so long as such service does not materially interfere with Executive’s performance of his duties to the Company as provided in this Agreement.

2.2     Executive’s employment hereunder shall be subject to the rules and regulations of the Company involving the general conduct of business of the Company in force from time to time and applicable to senior executives of the Company.

2.3     The parties hereto understand and acknowledge that the Company’s headquarters are currently located in New York, NY. Notwithstanding the foregoing, the Company agrees that Executive’s principal work location shall be at the Company’s offices located in Charlestown, MA or Waltham, MA; provided that, the Executive may be required to travel to other locations in the ordinary course of business or as directed by the CEO or the Board of Directors.

3.    Compensation

3.1     Salary. The Company shall pay Executive an annualized salary of $260,000.00 (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. Executive’s performance and Annual Salary shall be reviewed annually (commencing in 2015) in accordance with the Company’s policy and his Annual Salary may be adjusted upward (but not downward) in the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

3.2     Bonus. Executive shall be eligible to receive an annual bonus (with a target “at plan” amount equal to 50% of the amount of Annual Salary actually paid or accrued during the applicable calendar year) (the “Target Bonus”), the criteria for, exact amount and award of said Target Bonus to be determined in the discretion of the Compensation Committee; provided that, the Company may award a bonus less than or in excess of the Target Bonus depending on the levels at which bonus plan targets are achieved. Bonuses payable to Executive pursuant to this Section 3.2 shall be paid to Executive at the same time such bonuses are paid to the most senior executive officers of the Company, but in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. Except as set forth in Sections 4 and 5.3 hereof, Executive shall be eligible to receive any such bonus if Executive is actively employed by the Company on the date bonuses, if any, are paid and Executive has not given notice of resignation or been given notice of termination by the Company for “Cause,” as defined in this Agreement, on or prior to that date.

3.3     Equity Grant. Subject to approval by the Compensation Committee, you will be granted (i) an option to purchase shares of the Company’s common stock with a Black Scholes total value of $250,000 as of the grant date, as calculated by the independent advisor to the Compensation Committee of the Board of Directors, and (ii) restricted stock unit(s) (“RSU(s)”) with a total value of $250,000 as of the grant date.  The exercise price per share of such option will be equal to the closing trading price of the Common Stock on the New York Stock Exchange on the date that the option is granted. Such option and RSU grants will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Equity Incentive Plan, as amended from time to time (the “Plan”), and the applicable award agreement.

3.4     Signing Bonus. To facilitate the Executive’s relocation to the Metro Boston area, the Company shall pay Executive a lump sum cash signing bonus of $50,000 (the “Signing Bonus”) within thirty (30) days following the Effective Date; provided that, Executive shall repay the gross amount of the Signing Bonus if, prior to the first anniversary of the Effective Date, the Executive voluntarily terminates his employment with the Company or is terminated by the Company for Cause (as defined below).

3.5     Benefits. Executive shall be eligible to participate in the Company’s employee benefits plans, subject to the terms and conditions of the applicable plan documents, and subject to the Company’s right to amend, terminate, increase costs and/or take other similar action with respect to any or all of its benefit plans, as with all other plans and programs of the Company.

3.6      Expenses. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the performance of Executive’s services under this Agreement, in accordance with the Company’s expense reimbursement policies in effect from time to time (including timely submission of proof of such expenses (including, in the case of reimbursements, proof of payment) in such form as the Company may require). If an expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred in one tax year shall not affect the expenses eligible for reimbursement in any other tax year; and (iii) the right to reimbursement for expenses is not subject to liquidation or exchange for any other benefit.

3.7     Delivery of Compensation. In the event of Executive’s death, any accrued but unpaid payments by the Company hereunder shall be made to the executors or administrators of Executive’s estate against the delivery of such tax waivers, proper letters testamentary and other documents as the Company may reasonably request.

4.    Termination upon Death or Disability

This Agreement and the Executive’s employment shall terminate upon Executive’s death. If Executive becomes disabled, the Company may terminate this Agreement and Executive’s employment by written notice to Executive. For purposes hereof, “disability” shall be defined to mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of ninety (90) consecutive days from the date of such disability as determined by an approved medical doctor selected by the mutual agreement of the parties hereto. In the event that the parties hereto cannot agree on an approved medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall serve as the approved medical doctor hereunder. Upon death or termination of employment by virtue of disability, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (i) Annual Salary earned and accrued under this Agreement prior to the effective date of termination; (ii) earned, accrued and vested benefits, subject to the terms of the plans applicable thereto; (iii) pro-rated bonus determined in accordance with the provisions of Section 5.3(c); and (iv) reimbursement under this Agreement for expenses incurred prior to the effective date of termination. The pro-rated bonus shall be paid to Executive (or Executive’s estate or beneficiaries in the case of the death of the Executive) at such time when the Company pays bonuses to its senior executives. This Agreement shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

5.    Other Terminations of Employment

5.1     Termination for Cause. The Company may terminate this Agreement and Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of any felony involving deceit, dishonesty or fraud, or any conduct by Executive that would reasonably be expected to result in material economic injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) willful and continued non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability); (iv) a breach by Executive of any of the provisions contained in Section 7 of this Agreement; (v) a material violation by Executive of the Company’s material written employment policies, where such violations results in material harm to the Company; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the CEO or Board of Directors to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided that, with respect to subsections (iii) and (v) above, Cause will only be deemed to occur after written notice to Executive describing in reasonably specific detail the events/actions giving rise to the Cause determination, and, if curing such events/actions is feasible, the failure by Executive to cure such events/actions giving rise to the Cause determination within thirty (30) days following such written notice. Notwithstanding any other provision of this Agreement, if the Company terminates Executive’s employment in accordance with the terms of this Section 5.1 for Cause, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (w) Annual Salary earned and accrued under this Agreement prior to the effective date of termination; (x) earned, accrued and vested benefits under this Agreement prior to the effective date of termination, subject to the terms of the plans applicable thereto (and any applicable laws and regulations); and (y) reimbursement under this Agreement for expenses incurred prior to the effective date of termination. This Agreement shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

5.2     Termination by Executive. Notwithstanding any other provision of this Agreement, if Executive terminates this Agreement and his employment under this Section 5.2, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (i) Annual Salary earned and accrued under this Agreement prior to the effective date of termination; (ii) earned, accrued and vested benefits under this Agreement prior to the effective date of termination, subject to the terms of the plans applicable thereto (and any applicable laws and/or regulations); and (iii) reimbursement under this Agreement for expenses incurred prior to the effective date of termination. This Agreement shall otherwise terminate upon the effective date of the termination of Executive’s employment and Executive shall have no further rights hereunder. Executive shall endeavor to provide thirty (30) days’ prior written notice to the Company if he terminates his employment under this Section 5.2.

5.3 Termination by the Company without Cause. The Company may terminate this Agreement and Executive’s employment at any time for any reason. If this Agreement and Executive’s employment with the Company is terminated pursuant to this Section 5.3 for reasons other than Cause, Executive’s death or disability, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than:

(a)     Annual Salary earned and accrued under this Agreement prior to the effective date of termination and any earned but unpaid bonus;

(b)     an additional six (6) months of Annual Salary at the rate in effect at termination payable in the form of salary continuation, subject to applicable withholding taxes, payable in accordance with the Company’s normal payroll practices; and

(c)     an amount equal to the bonus that Executive would have received for the year of termination if Executive had remained employed throughout the calendar year, with such amount to be determined at the end of the calendar year based on the levels at which the bonus plan targets are achieved, multiplied by a fraction, the numerator of which being the number of calendar days Executive is employed in the calendar year of termination and the denominator of which being 365 or 366, as applicable;

(d)     payment of the premiums for Executive’s group health insurance coverage pursuant to COBRA, if eligible and elected, for a period of six (6) months, or until such sooner date that Executive begins employment with another employer; provided that after expiration of the relevant COBRA payment period above, the Company will allow Executive to continue such coverage at his own expense for the remainder of any COBRA continuation period pursuant to applicable law and Executive shall notify the Company immediately upon acceptance of employment with another employer;

(e)    accelerated vesting of Executive’s equity awards with service vesting through the next six (6)
months;

(f)     earned, accrued and vested benefits under this Agreement prior to the effective date of termination, subject to the terms of the plans applicable thereto; and

(g)     reimbursement under this Agreement for expenses incurred prior to the effective date of termination.

The amounts due under Sections 5.3(b) and (c) shall not be paid or given unless Executive executes a customary agreement releasing all claims against the Company (in the form attached hereto as Exhibit A) (the “Release Agreement”) and the Release Agreement becomes enforceable and irrevocable within 60 days following the date on which the termination of Executive’s employment becomes effective. The Annual Salary due under this Section 5.3(b) (the “Severance”) shall commence to be paid to Executive on the first Company payroll date following the date the Release Agreement becomes enforceable and irrevocable, provided, however, that: (x) if the 60-day period in which the Release Agreement is required to become effective and enforceable begins in one calendar year and ends in the following calendar year, the Severance shall be paid in the second calendar year; and (y) in all events, subject to the effectiveness of the Release Agreement, the Severance shall be paid prior to March 15 of the year following the year in which the termination of Executive’s employment becomes effective. The pro-rated bonus due under Section 5.3(c) shall be paid to Executive at such time when the Company pays bonuses to its senior executives, but in no event earlier than the date provided in the preceding sentence. The Company shall pay the premiums due under Section 5.3(d) each month at the time the Company normally pays the insurer of the Company’s group health insurer on behalf of its remaining employees.

5.4    Change in Control.

(a)     Executive shall be fully eligible to participate and receive benefits and payments under the terms of the Company’s Senior Executive Severance Plan (the “Severance Plan”); provided that, to the extent the Company modifies the Severance Plan or adopts a similar plan or policy that provides greater severance benefits and/or payments to the Company’s senior executives, Executive shall be fully entitled to participate in such modified Severance Plan or newly adopted plan or policy.

(b)     In addition, the applicable award agreements for options granted pursuant to Section 3.3 of this Agreement shall provide that upon a Sale Event (as defined in the Plan), Executive shall receive 100% accelerated vesting of any unvested shares under the options and RSUs granted pursuant to Section 3.3 of this Agreement, with such vesting to occur immediately prior to the closing of the Sale Event.

5.5    Additional Limitation.

(a)     Notwithstanding anything in this Agreement to the contrary, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)    If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments that are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii)    Except in the circumstances set forth in (i), Executive shall be entitled to receive his full Severance Payments.

(b)     For the purposes of this Section 5.5, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)     The determination as to which of the alternative provisions of Section 5.5(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Section 5.5(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

6.    Covenants of Executive.

6.1     Non-Competition; Non-Solicitation. As a material inducement to the Company to enter into this Agreement, Executive hereby expressly agrees to be bound by the following covenants, terms and conditions. Executive hereby agrees that he will have access to trade secrets, proprietary and confidential information relating to the Company and its affiliates and their respective clients, including but not limited to, marketing data, financial information, client and prospect lists (including without limitation, computer- and web-based compilations (including but not limited to salesforce.com or other CRM system data) maintained by the Company or its affiliates or Executive), and details of programs and methods, potential and actual acquisitions, divestitures and joint ventures, pricing policies, strategies, terms of service, business and product plans, cost information and software, in each case of the Company, its affiliates and/or their respective clients. Accordingly, Executive voluntarily enters into the following covenants to provide the Company with reasonable protection of those interests:

(a)     Executive agrees that during the term of his employment with the Company and for a period of one year thereafter, Executive shall not, alone or as an employee, officer, director, agent, shareholder (other than an owner of 2% or less of the outstanding shares of any publicly-traded company), consultant, partner, member, owner or in any other capacity, directly or indirectly:

(i)    engage in any Competitive Activity (as defined below) within or with respect to any location in the United States or abroad in which Executive performed or directed his services (including but not limited to sales and customer support calls, whether conducted in person, by telephone or online) at any time during the 12-month period immediately preceding the termination of Executive’s employment for any reason (the “Territories”), or assist any other person or organization in engaging in, or preparing to engage in, any Competitive Activity in such Territories;

(ii)    solicit or provide services to any Clients, as defined below, of the Company and/or any of its affiliates, on his own behalf or on behalf of any third party, in furtherance of any Competitive Activity. For purposes of this Section 6, “Client” shall mean any then-current customer of the Company and any former customer of the Company who was a customer of the Company within the 12-month period immediately preceding the termination of Executive’s employment hereunder;

(iii)    encourage, participate in or solicit any employee or consultant of the Company and/or any affiliate to engage in Competitive Activity or to accept employment by or engagement with any third party, whether or not engaged in Competitive Activity. This subsection (iii) shall be limited to employees and consultants who: (A) are current employees or consultants; or (B) left the employment of the Company or whose provision of services to the Company terminated within the 12-month period prior to Executive’s termination of employment with the Company for any reason; and

(iv)    for purposes of this Agreement, “Competitive Activity” shall mean any offering, sale, licensing or provision by any entity of any software, application service or system, in direct competition with the Company’s current or currently contemplated offerings and including, without limitation, electronic or digital document repositories for inter-enterprise exchanges designed to facilitate transactional due diligence, mergers, acquisitions, divestitures, financings, investments, investor relations, research and development, clinical trials or other business processes for which the Company’s products or services are or have been used during the 12-month period preceding termination of Executive’s employment for any reason.

(b)     Executive agrees that the foregoing restrictions are reasonable and justified in light of: (i) the nature of the Company’s business and customers; (ii) the confidential and proprietary information to which Executive has had and will have exposure and access during the course of his employment with the Company; and (iii) the need for the adequate protection of the business and the goodwill of the Company. In the event any restriction in this Section 6 is deemed to be invalid or unenforceable by any court of competent jurisdiction, Executive agrees to the reduction of said restriction to such period or scope that such court deems reasonable and enforceable.

(c)     Executive acknowledges and agrees that any breach of this Section 6 shall cause the Company immediate, substantial and irreparable harm and therefore, in the event of any such breach, Executive agrees that, without prejudice to any other remedies that may be available to the Company, and the Company shall have the right to seek specific performance and injunctive relief, without the need to post a bond or other security.

(d)     Without in any way limiting the provisions of this Section 6, Executive further acknowledges and agrees that the provisions of this Section 6 shall remain applicable in accordance with their terms after the date of termination of Executive’s employment, regardless of whether Executive’s termination or cessation of employment is voluntary or involuntary.

6.2     Confidential and Proprietary Information. During and after the term of Executive’s employment with the Company, Executive covenants and agrees that he will not disclose to anyone without the Company’s prior written consent, any confidential materials, documents, records or other non-public information of any type whatsoever concerning or relating to the business and affairs of the Company that Executive may have acquired in the course of his employment hereunder, including but not limited to: (a) trade secrets of the Company; (b) lists of and/or information concerning current, former, and/or prospective customers or clients of the Company; and (c) information relating to methods of doing business (including information concerning operations, technology and systems) in use or contemplated use by the Company and not generally known among the Company’s competitors (the “Confidential Information”), except that Executive may use and disclose such Confidential Information (i) in the course of Executive’s employment with, and for the benefit of, the Company, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which Executive is a party with the Company, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such Confidential Information; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so legally required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar confidential treatment of such information, (iv) as to such Confidential Information that is or becomes generally known to the public or trade without Executive’s violation of this Section 6.2, or (v) to Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6.2 by Executive.

6.3     Rights and Remedies upon Breach. Executive acknowledges and agrees that his breach of any provision of this Section 6 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages do not provide an adequate remedy. Therefore, if Executive breaches or threatens to commit a breach of any Restrictive Covenant, the Company shall have the following rights and remedies (in accordance with applicable law and upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which right and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):

(a)     to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having jurisdiction, including, without limitation, the right to seek an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants;

(b)     to require Executive to forfeit his right to receive the balance of any compensation due him that is not yet earned and accrued under this Agreement (whether it be in the form of Annual Salary, expenses or other benefits); and

In addition, without limiting the Company’s remedies for any breach by Executive of the Restrictive Covenants, except as required by law, if (i) the Company files a civil action against Executive based on his alleged breach of the Restrictive Covenants, and (ii) the Company obtains preliminary injunctive relief enjoining the Executive from breaching any of the Restrictive Covenants, or a court of competent jurisdiction issues a final judgment (not subject to appeal, which shall include any order or judgment that finally disposes of the action) that the Executive has breached any of the Restrictive

Covenants, then the Executive shall promptly repay to the Company any such payments he previously received pursuant to Sections 5.3(b) and (c) above and the Company will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5.3(b) and (c). If, however, a court of competent jurisdiction either denies the Company’s motion, request or application for preliminary injunctive relief or issues a final judgment (not subject to appeal, which shall include any order or judgment that finally disposes of the action) that the Executive has not breached any of the Restrictive Covenants, then Executive shall not be obligated to repay, and the Company shall not be entitled to recoup, any of the payments made to the Executive pursuant to Sections 5.3(b) and (c).

6.4     Definition of the Company. For this Section 6, the “Company” shall include all of the Company’s parents, subsidiaries, and affiliates and their respective successors and assigns, and “affiliate” shall mean any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Company. As used in this Section 6.4, “control” shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of the management and policies of such entity, whether though the ownership of voting securities, by contract or otherwise.

7.    Section 409A of the Code.

(a)     The Severance payable to Executive under Sections 5.3 of this Agreement are intended to be exempt from the coverage of Section 409A of the Code because the payments are made to Executive within the time periods set forth in Treas. Reg. §1.409A-1(a)(4) and each installment payment is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b)(2)(iii). To the extent that any payment or benefit due to Executive under this Agreement provides for the payment of non-qualified deferred compensation benefits in connection with a termination of the Executive’s employment (regardless of the reason for such termination), however, such termination of the Executive’s employment triggering payment of benefits under the terms of this Agreement must also constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before the Company shall make payment of such benefits. To the extent that termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by him to the Company or any of its affiliates or successors at the time his employment terminates), any benefits payable under this Agreement that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay in payment of such benefits until such time as a separation from service occurs.

(b)     Notwithstanding anything in this Agreement to the contrary, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, Executive is also a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to Section 409A of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(c)     All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)     The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)     The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.    Other Provisions

8.1     Severability. Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement; and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined by a court of competent jurisdiction that any provision of this Agreement, including, without limitation, any Restrictive Covenant, or any part thereof, is invalid or unenforceable, the remainder of the Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid provisions. The parties hereto will substitute for the invalid or unenforceable provision a new, mutually acceptable, valid and enforceable provision of like economic effect.

8.2     Blue Penciling. If any court determines that any covenant in this Agreement, including, without limitation, any Restrictive Covenant or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.3     Indemnification. Executive shall be entitled to indemnification as provided in the Company’s certificate of incorporation and bylaws, to the fullest extent permitted under Delaware law. In addition, the Company and Executive will execute the Company’s standard indemnification agreement for senior executive and/or directors.

8.4     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered in person, by facsimile or electronic mail or by certified or registered mail, postage prepaid. Any such notice given by certified or registered mail shall be deemed given five days after the date of deposit in the United States mails as follows:

(i)    If to the Company:
150 East 42nd Street, 8th Floor
New York, NY 10017
Attention: General Counsel

(ii)    If to Executive, to:

Aditya Joshi
XXXXXXXXXXXX
XXXXXXXXXXXX

or to such other address for the Executive as is then on file with the Company.

Any such person may by notice given in accordance with this Section to the other party designate another address or person for receipt by such person of notices hereunder.

8.5    Entire Agreement. This Agreement, along with exhibit attached hereto and the award agreements referenced in Section 3.3 above, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates that may have related to the subject matter hereof in any way.

8.6     Waivers and Amendments. This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument singed by the parties or, in the case of a waiver, by the party waiving compliance. No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise as any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.7     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

8.8     Venue. The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Boston, Massachusetts, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.

8.9     Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive without the prior written consent of the Company; any purported assignment by Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company shall assign this Agreement and its rights and obligations hereunder.

8.10     Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by applicable law.

8.11     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

8.12 Survival. Notwithstanding anything in this Agreement to the contrary, to the extent applicable, Sections 1, 6 and 8 shall survive the termination of this Agreement for any reason.

8.13     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.14     Legal Fees. The Company shall reimburse the reasonable legal fees and expenses of Executive incurred in connection with the review and negotiation of this Agreement, not to exceed $5,000.

8.15     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.16     Third-Party Agreements and Rights. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any previous employer or any other party. In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any previous employment or other party.

8.17     Clawback. The bonus payments and equity grants made to Executive under this Agreement shall be subject to and shall be deemed amended hereby to ensure compliance with a policy adopted by the Company in response to any statutory or regulatory mandate requiring the repayment of compensation paid to Executive, provided, however, that unless specifically required by such statute or regulation, such policy shall not be deemed to amend this Agreement to require diminution, reduction or repayment of any compensation paid, awarded or promised to Executive under this Agreement prior to the effective date of such statute, regulation, mandate or order, including without limitation any bonus payment or equity award.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

ADITYA JOSHI                    INTRALINKS HOLDINGS, INC.

/s/ Aditya Joshi                    By:    /s/ Russell Poole
                 Name: Russell Poole                 Title: EVP, Human Resources
Date: July 21, 2014                Date: July 18, 2014